Exhibit 19.1
ALIGHT, INC.
SECURITIES TRADING POLICY

This Securities Trading Policy (“Policy”) contains the following sections:
1.0    General
2.0    Definitions
3.0    Statement of Policy
4.0    Certain Limited Exceptions
5.0    Pre-clearance of Trades and Other Procedures
6.0    10b5-1 and Other Trading Plans
7.0     Margin Accounts, Pledges and Hedging
8.0    Potential Criminal and Civil Liability and/or Disciplinary Action
9.0    Broker Requirements for Section 16 Persons
10.0    Confidentiality
11.0    Legal Effect of this Policy

1.0    General
1.1    Alight, Inc. and its subsidiaries (collectively, the “Company”), their directors, officers and employees (collectively along with other persons the Company determines should be subject to the Policy from time to time, “Alight Personnel”), family members of Alight Personnel and trusts, corporations and other entities controlled by any of such persons (collectively with Alight Personnel, “Insiders”) must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions.
1.2    Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities of a company to which such inside information relates. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Alight Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage, or clients, partners, vendors or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 8.0.
1.3    This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.
1.4    This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Chief Legal Officer or his or her designee.
2.0    Definitions
2.1    Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Alight Personnel are responsible for the transactions of their family members and therefore should make them aware of the need to confer with them before they trade in the Company’s securities or securities of companies we do business with.
2.2    Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell, or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information may include, but are not limited to:
    quarterly or annual results;
    guidance on earnings estimates and changing or confirming such guidance on a later date or other projections of future financial performance;
    mergers, acquisitions, tender offers, joint ventures, or changes in assets;
    significant developments with respect to products or technologies;
    developments regarding the Company’s material intellectual property;
    developments regarding clients or suppliers, including the acquisition or loss of an important contract;
    changes in control or in senior management;

    changes in compensation policy;
    change in or dispute with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;
    financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);
    significant write-offs;
    significant pending or threatened litigation or governmental investigations or significant developments with respect to litigation or governmental investigations;
    cybersecurity incidents or events; and
    impending bankruptcy, corporate restructuring, or receivership.
Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (the “SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.
2.3    Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:
    it has been carried in a national “financial” news service such as the Dow Jones Broad Tape;
    it has been carried in a national “general” news service such as the Associated Press;
    it has been carried by a national television news service; and/or it has appeared in a publicly available filing made with the SEC.
Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until after at least one full trading session has elapsed on the New York Stock Exchange (“NYSE”) after the information is disseminated in a national news medium or disclosed in a filing with the SEC.
2.4    Section 16 Persons: The term “Section 16 Persons” means the Company’s directors and officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
2.5    Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
2.6    Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
3.0    Statement of Policy
3.1    General—Company Securities. No Insider may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company.
3.2    General—Other Securities. No Insider may trade securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our customers, vendors, suppliers or partners, when that information was obtained as a result of the Insider’s employment or relationship to the Company.
3.3    Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trading recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
3.4    Public Comment. No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in Internet “chat rooms” or on social media platforms) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Company’s Policy and Procedures for Compliance with Regulation FD. If you comment on corporate developments, stock price movements or rumors or disclose Material Non-Public Information to a third party you must contact the Chief Legal Officer or his or her designee immediately.
3.5    Media/Analyst Inquiries. In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s Chief Financial Officer, the head of investor relations or the Chief Legal Officer or their respective designees.
3.6    Window Periods. Certain Insiders may only trade in the Company’s securities during the four “Window Periods” that occur each fiscal year or in connection with an SEC registered secondary underwritten offering of the Company. Certain of these persons must also receive pre-approval prior to any transaction. See Section 5.0.
3.7    Short-Term Trading / Short Sales. Short-term trading of the Company’s securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance, instead of the Company’s long-term business objectives. For these reasons, Insiders who purchase the Company’s securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa). Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities by Insiders are prohibited. Short sales arising in certain types of hedging transactions are governed by this Policy’s prohibition on hedging transactions, as described in Section 7.2 below.
3.8    Policy Effective Time. An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider, may not trade in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons (each as defined below) until the opening of the first Window Period after termination of employment or other relationship with the Company, except that, unless notified otherwise by the Company, the pre-clearance requirements set forth in Section 5.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 5.3. If you have specific questions regarding this Policy, what may constitute Material Non-Public Information or applicable law, please contact the Chief Legal Officer or his or her designee.
4.0    Certain Limited Exceptions
The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:

    Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).
    The exercise of stock options (including any net-settled stock option exercise) pursuant to our stock plans; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.
    The withholding (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option to satisfy tax withholding requirements.
    The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 6.1.
    Sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
    To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
    To the extent the Company offers its securities as an investment option in an employee stock purchase plan, the purchase of stock through the Company’s employee stock purchase plan; however, elections to participate in such plan, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.
5.0    Pre-clearance of Trades and Other Procedures
5.1    Applicability. Section 16 Persons, family members of Section 16 Persons and trusts, corporations and other entities controlled by Section 16 Persons (collectively, “Permanent Restricted Persons”), as well as certain other persons as described in Section 5.2, must obtain the advance approval of the Chief Legal Officer or his or her designee in accordance with Section 5.3 before effecting transactions in the Company’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control, or one in which he or she has a beneficial interest.
5.2    Other Restricted Persons. From time to time, the Company will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in Section 5.3 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons include other corporate officers and employees such as those working in Sales and Marketing, Legal, Finance, Information Technology and Corporate Development Departments, family members of any of such persons and trusts, corporations and other entities influenced or controlled by any of such persons, and certain key support employees. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 5.3.
5.3    Pre-Clearance Procedures. Subject to Section 6.1, Permanent Restricted Persons and Other Restricted Persons should submit a request for pre-clearance to the Chief Legal Officer or his or her designee at least three business days in advance of the proposed transaction by emailing the Chief Legal Officer or the Deputy General Counsel with a request that includes the amount and nature of the proposed trade or a copy of the attached “Request for Approval” form. Approval must be in writing, specifying the securities involved. Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
5.4    Window Periods. The Company has established four “windows” of time during the fiscal year during which Request for Approval forms may be approved and transactions and pledges may be performed (“Window Periods”). Each Window Period begins after at least one full trading session on the NYSE after the date on which the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. Assuming the NYSE is open each day, the following indicates when Permanent Restricted Persons and Other Restricted Persons may trade after the Company’s public news release of its quarterly or annual earnings fiscal quarter for the prior fiscal quarter or year:
Announcement on Thursday    First Day of Trading
Before market opens    Friday
While market is open    Monday
After market closes    Monday
That same Window Period closes as follows based on the individual’s access to information:
    For those individuals who receive a draft of the Company’s revenue and pre-tax earnings distributed by the Company’s finance department, the Window Period closes at the close of trading on the last trading day that is two weeks prior to the end of the then current fiscal quarter.
    For those individuals that do not receive drafts of the Company’s revenue and pre-tax earnings distributed by the Company’s finance department, the Window

Period closes on the date such person receives materials for the quarterly meeting of the Board of Directors.
After the close of the Window Period, except as set forth in Section 4.0 above, Permanent Restricted Persons and Other Restricted Persons may not trade in any of the Company’s securities at least until the start of the next Window Period. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the Chief Legal Officer or his or her designee whenever you are in doubt.

5.5    Suspension of Trading. From time to time, the Company may require that directors, officers, selected employees and/or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in the Company’s securities while the suspension is in effect, and shall not disclose to others that trading has been suspended for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason. If the Company declares a blackout to which you are subject, a member of the Legal Department will notify you when the blackout begins and when it ends.
5.6    Notification of Window Periods. In order to assist you in complying with this Policy, the Company will endeavor to deliver an e-mail (or other communication) notifying all Section 16 Persons and all other Alight Personnel designated as Other Restricted Persons when the Window Period has opened and when the Window Period closes. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.
5.7    Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section 5.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Chief Legal Officer or his or her designee.
6.0    10b5-1 and Other Trading Plans
6.1    10b5-1 Trading Plans. SEC Rule 10b5-1 provides generally that a purchase or sale is “on the basis” of Material Non-Public Information if the person engaging in the transaction is aware of the Material Non-Public Information when the person makes the purchase or sale.

6.2    A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the Exchange Act. A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and, in addition, Restricted Persons cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.
The 10b5-1 trading plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules and the person who entered into such plan must act in good faith with respect to the plan. In some circumstances, terminating a 10b5-1 trading plan that is in place could call into question whether it was entered into in good faith.
6.3    Any proposed trading plan or arrangement by Insiders, including 10b5-1 trading plans, must be pre-approved by the Chief Legal Officer prior to establishing, amending or terminating such plan. The Company reserves the right to withhold approval of the adoption, amendment or termination of any such trading plan that the Company determines is not consistent with the rules regarding such plans. No Insider will be permitted to adopt a Rule 10b5-1 trading plan if such Insider has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule. Notwithstanding any approval of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
6.4    Under this Policy, unless such requirement is waived or modified by the Chief Legal Officer or their designee in their sole discretion, a properly adopted 10b5-1 trading plan must satisfy the below requirements, in addition to any regulatory requirements:
(a)     the duration spans at least six months and no more than two years;
(b)     prohibition on any trades to occur until a cooling off period of at least 30 days have elapsed from adoption or modification of such plan, unless a longer period of time is required in the case of Section 16 Persons (for whom the cooling off period will be at least 90 days and in some cases longer pursuant to SEC requirements);
(c)    specification of the number of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the timing for these trades or includes a written formula or algorithm, or computer program, for making such determination; and
(d)    prohibition on you (the beneficial share owner) to exercise any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the 10b5-1 trading plan, did exercise such influence must not have been aware of the Material Non-Public Information when doing so.
6.5    In addition, you should not trade in the Company’s securities outside of a 10b5-1 trading plan while such 10b5-1 trading plan is in effect.
6.6    You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a trading plan that complies with SEC Rule 10b5-1. However, if you have a 10b5-1 trading plan in place, you are still subject to risk of lawsuits by plaintiffs who may allege that the plan was not adopted in, or executed with, good faith or was part of a scheme to avoid prohibitions on illegal insider trading. You would, in that case, need to demonstrate that your 10b5-1 trading plan and any related stock transactions met the requirements described above for both the adoption and execution of the plan.
6.7    The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. The Company recommends that you consult your legal advisor and work with a broker that has been preapproved by the Chief Legal Officer (or his or her designee), and be sure that you fully understand the limitations and conditions of the rules before proceeding.
6.8    If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales on dates occurring shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or the NYSE were to investigate your trades.
6.9    For Insiders, any modification or termination of a pre-approved 10b5-1 or other trading plan requires pre-clearance by the Chief Legal Officer or their designee. In addition, any modification of a pre-approved 10b5-1 or other trading plan must occur when you are not aware of any Material Non-Public Information and must comply with the requirements of the rules regarding such trading plans (including Rule 10b5-1, if applicable) and, if you are subject to Window Period restrictions, must take place during a Window Period.
6.10    Transactions effected pursuant to a pre-cleared 10b5-1 or other trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
6.11    If you are a Section 16 Person, 10b5-1 and other trading plans require special care, as the Company will be required to disclose the adoption, amendment or termination of a such plans (as well as the material terms of such plans) by such persons in its periodic reports filed with the SEC. Accordingly, it is imperative that Section 16 Persons coordinate with the Chief Legal Officer prior to adopting or modifying such plans. Moreover, because such plans may specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a trading plan is not permitted unless the trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction. See Section 9.0.
7.0    Margin Accounts, Pledges and Hedging
7.1    Margin Accounts. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.
7.2    Hedging. No Alight Personnel or Insiders, whether or not in possession of Material Non-Public Information, may engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities.
7.3    Pledges. Alight Personnel may not purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance.
Request for approval for any pledging transaction must be submitted to the Nominating & Corporate Governance Committee of the Board (the “Committee”) at least two days prior to the execution of the documents evidencing the proposed transaction. The Committee is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, and may be granted where a person covered by this Policy wishes to pledge the Company’s securities as collateral for a loan (including margin debt) and indicates his or her financial capacity to repay the loan without resort to the pledged securities, taking into consideration the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.
Request for approval for any hedging or pledging transaction must be submitted to the Committee at least two days prior to the execution of the documents evidencing the proposed transaction. The Committee is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, and may be granted where a person covered by this Policy wishes to pledge the Company’s securities as collateral for a loan (including margin debt) and indicates his or her financial capacity to repay the loan without resort to the pledged securities, taking into consideration the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.
8.0    Potential Criminal and Civil Liability and/or Disciplinary Action
8.1    Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited or pre-cleared trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods, or with pre-clearance, should not be considered a “safe harbor.” We remind you that, at no time, whether or not during a Window Period and whether or not you have obtained approval, may you trade securities on the basis of Material Non-Public Information.
You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that if you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company, then you do so from the perspective of a long-term investor who would like to participate over time in the Company’s or such company’s earnings growth and with the knowledge that you may be prohibited from disposing of such securities in the future.
8.2    Controlling Persons. Federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the

“controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those whom they supervise, understand and comply with the requirements set forth in this Policy.
8.3    Potential Sanctions.
(i)    Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
(ii)    Possible Disciplinary Actions. Alight Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause or termination of other service relationship, whether or not the Alight Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
8.4    Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Chief Legal Officer or his or her designee. Any violation or perceived violation should be reported immediately to the Chief Legal Officer or his or her designee.
9.0    Broker Requirements for Section 16 Persons
The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
    not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

    to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the Chief Legal Officer or his or her designee, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity securities, including gifts, transfers, pledges and all transactions under 10b5-1 and other trading plans.
Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required) to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.
10.0    Confidentiality
No Alight Personnel should disclose any Non-Public Information to non- Alight Personnel (including to family members that are non- Alight Personnel), except when such disclosure is needed to carry out the Company’s business and then only when the Alight Personnel disclosing the information has no reason to believe that the recipient will misuse the information (for example, when such disclosures are authorized as necessary to facilitate negotiations with partners, suppliers or clients and when such persons are subject to contractual confidentiality restrictions). When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Alight Personnel should disclose Non-Public Information to other Alight Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. If you have specific questions regarding which disclosures, if any, about the Company may be appropriate to disclose to non-Alight Personnel (including to family members), please contact the Chief Legal Officer or another member of the Legal Department. See also, Controlling Persons, Section 8.2.
In addition to other circumstances where it may be applicable, this confidentiality provision must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Alight Personnel should not respond to any such inquiries and should refer all such inquiries to the Company’s Chief Financial Officer, head of Investor Relations or the Chief Legal Officer or their respective designees. See also, Statement of Policy Sections 3.4 and 3.5.
Neither this Policy nor any provision in the Code of Conduct or any other agreement with the Company or policy of the Company, shall be deem to prohibit any current or former director, officer, or employee of the Company from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation without notice to or approval of the Company, so long as (i) such communications and disclosures are consistent with applicable law and (ii) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The Company will not limit the right of any current or former director, officer, or employee to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Any provisions of any agreement between the Company and any current or former director, officer, or employee that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the Company.
11.0    Legal Effect of this Policy
The Company’s Policy with respect to securities trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
Effective Date: November 13, 2023

ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY
If you are a Permanent Restricted Person as described in Section 5.1 or have been notified by us that you are subject to the pre-clearance requirements as an Other Restricted Person as described in Section 5.2, we ask that you acknowledge that you have received and read this Securities Trading Policy. Alight, Inc. may ask you to re-submit this acknowledgement on an annual basis, at such time as a person has been designated as an Other Restricted Person or whenever the Securities Trading Policy is significantly updated.
If you are not a Permanent Restricted Person and have not been notified by us that you have been designated as an Other Restricted Person, you do not have to sign the acknowledgement below.
By my signature below, I acknowledge that I have read and received Alight, Inc.’s Securities Trading Policy.
Signature:
Name (printed):
Date:

REQUEST FOR APPROVAL TO TRADE ALIGHT, INC. SECURITIES

Type of Security [check all applicable boxes]
    Common stock
    Preferred stock
    Restricted stock
    Stock Option
Number of Shares ____________________

Proposed Date of Transaction    ____________________

Type of Transaction
    Stock option exercise – Exercise Price $_______/share
Exercise Price paid as follows:
    Broker’s cashless exchange
    cash
    other _____________________
Withholding tax paid as follows:
    Broker’s cashless exchange
    cash
    other _____________________
    Purchase
    Sale
    Gift
    Pledge
    Other

Broker Contact Information
    Company Name     ___________________________________________
    Contact Name         ___________________________________________
    Telephone         ___________________________________________
    Fax            ___________________________________________
    Account Number    ___________________________________________

Social Security or other Tax Identification Number __________________________

Status (check all applicable boxes)
    Executive Officer
    Board Member

Filing Information (check all applicable boxes and complete blanks)
Date of filing of last Form 3 or 4 _____________________________________
    Is a Form 144 Necessary?
Date of filing of last Form 144 _____________________________________

I am not currently in possession of any material non-public information relating to Alight, Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Alight, Inc. arises and, in the reasonable judgment of Alight, Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.
Signature _____________________________    Date ________________________
Print Name ____________________________
Telephone Number Where You May Be Reached ________________________

    Request Approved (transaction must be completed during the Window Period (as defined in Section 5.4 of Alight, Inc.’s Securities Trading Policy) in which this approval was granted and in any event within two business days after approval).
    Request Denied
    Request Approved with the following modification __________________________

Signature _____________________________    Date _____________________________